Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

GREEN PLAINS RENEWABLE ENERGY, INC.

Pursuant to the provisions of Section 490.1001 through 490.1009 of the Iowa Business Corporation Act (the “Act”), the undersigned corporation adopts the following Second Amended and Restated Articles of Incorporation as of this date and hereby certifies as follows:

1.       The name of the corporation is Green Plains Renewable Energy, Inc.

2.       These Articles of Restatement supersede the original Articles of Incorporation, the Amended and Restated Articles of Incorporation, and all amendments thereto.

3.       This amendment and restatement of the Articles of Incorporation was adopted by the directors of the corporation by resolution, effective June 11, 2008, and duly approved by the shareholders on October 10, 2008, effective 12:01 AM, October 15, 2008, in accordance with the Iowa Business Corporation Act.

ARTICLE I NAME

The name of this corporation shall be:  GREEN PLAINS RENEWABLE ENERGY, INC.

ARTICLE II SHARES

The number of shares of stock authorized is 50,000,000 COMMON STOCK PAR VALUE $.001.

ARTICLE III DIRECTORS

The number of directors constituting the entire board of directors shall be as set forth in the Bylaws.

Directors shall serve staggered terms and shall be divided into three groups (Groups I, II, and III), as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one Group expiring each year.  The initial term of Group I shall expire at the first annual shareholders’ meeting of the corporation in 2009.  At that time, a director, or directors, shall be elected to serve in Group I, and to hold office for a three-year term expiring at the third succeeding annual meeting.  The initial term of Group II shall expire at the second annual shareholders’ meeting of the corporation in 2010.  At that time, a director, or directors, shall be elected to serve in Group II, and to hold office for a three-year term expiring at the third succeeding annual meeting.  The initial term of Group III shall expire at the third annual shareholders’ meeting of the corporation in 2011.  At that time, a new director, or directors, shall be elected to serve in Group III, for a three-year term expiring at the third succeeding annual meeting.  At each annual shareholders’ meeting held thereafter, directors shall be chosen for a term of three years to serve in the Group that has expired at that meeting to succeed those whose terms expire.  Any vacancies in the Board of Directors for any reason may be filled by the shareholders or by the Board of Directors in accordance with the Bylaws, and any directors so chosen shall hold office until the next election of the Group for which such directors shall have been chosen and until their successors shall be elected and qualified.  Subject to the foregoing, at each annual meeting of shareholders the successors to the Group of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

Notwithstanding any other provision in the Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, in the Articles of Incorporation or in the Bylaws), any director or the entire board of directors of the corporation may be removed at any time for cause by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.

ARTICLE IV PURPOSE

The purpose, or purposes, for which the Corporation is organized:

To build an Ethanol Plant and to engage in any activity or business permitted under the laws of the State of Iowa.

IN WITNESS WHEREOF, the undersigned signs and executes these Amended and Restated Articles of Incorporation and certifies to the truth of the facts herein stated, this 10th day of  October , 2008.

/s/ Wayne B. Hoovestol, Chief Executive Officer
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